Exhibit 99.1

Power Efficiency Corporation Announces Equity Financing of $5.675 Million

Chairman & CEO and Three Members of the Board of Directors Invest Over $1 Million

November 2, 2007 – Las Vegas, NV – Power Efficiency Corporation (OTCBB: PEFF.OB), a green energy company focused on efficiency technologies for electric motors, today announced it closed on a $5.675 million private placement of Units. Insiders, including Steven Strasser, Chairman and CEO, and three other directors, invested $1.15 million in the offering.

The Company issued 113,500 Units, each consisting of one share of Series B Preferred Stock and 50 warrants. Each Unit has a purchase price of $50. Each share of preferred stock is initially convertible into 100 shares of common stock, making the effective common stock purchase price $0.50. The warrants have a per share exercise price of $0.60. The Series B Preferred Stock has an 8% dividend, payable annually in cash or stock, at the discretion of the Company’s board of directors. The Series B Preferred Stock has a mandatory conversion clause if the closing price of the Company’s common stock averages $1 or greater over a 10 day period.

“I am extremely pleased to announce our current equity financing round,” said Steven Strasser, the Company’s Chairman and CEO. “I have personally invested an additional $800,000 in the Company. In addition, three non employee members of our board of directors have invested a total of $350,000. Many of the other investors participated in the Company’s previous round of financing and I am happy they have chosen to invest additional capital. I believe this demonstrates the confidence these investors, our board of directors, and I have in the future of Power Efficiency.”

“With this financing, the Company is well poised to execute on its business plan to become a global leader in providing energy efficiency technologies for electric motors in industrial, commercial and appliance applications. The financing enables the Company to focus on growing sales of our new products, pursuing agreements with OEMs, and expanding our line of products based on our    E-Save Technology™ platform. The financing also clears our balance sheet of all debt,” concluded Mr. Strasser.

The total financing amount of $5.675 million includes the conversion of $1.85 million in secured notes. In addition, the Company repaid $150,000 in secured notes, plus accrued interest. The notes carried no pre-payment penalty. One half of the warrants issued in connection with the notes vested monthly over the term of the notes, and early repayment results in cancellation of approximately 729,000 warrants. Furthermore, elimination of the debt will reduce the Company’s interest expenses by $51,000 per month, including $25,000 in cash interest payments and approximately $26,000 in non-cash interest expense. The Company will recognize in the fourth quarter of 2007 a one time, non-cash interest expense of approximately $183,000 associated with the debt discount that was being amortized over the term of the notes.

Upon the closing of the equity financing and repayment of the secured notes, the Company has approximately $4.5 million in cash and no outstanding debt securities.

About Power Efficiency Corporation

Power Efficiency Corporation is a green energy company focused on efficiency technologies for electric motors. Power Efficiency is incorporated in Delaware and is headquartered in Las Vegas, Nevada. The Company has developed a patented and patent-pending technology platform, called E-Save Technology™, which has been demonstrated in independent testing to improve the efficiency of electric motors by 15-35% in appropriate applications. Electric motors consume over 25% of the electricity in the U.S. and many operate inefficiently. E-Save Technology™ can be licensed to motor, controls and equipment manufacturers. Power Efficiency’s first product based on E-Save Technology ™ is a Motor Efficiency Controller for applications such as escalators, crushers, granulators, mixers, saws, and MG elevators. Power Efficiency is also developing a new product based on E-Save Technology™ for the tens of millions of small motors found in applications such as residential air conditioning, pool pumps, and clothes dryers. The company is working with manufacturers to incorporate this technology directly into new motors and appliances. For more information go to www.powerefficiency.com.

Contact:

Power Efficiency Corporation

B.J. Lackland, CFO, (702) 697-0377
Kenneth Munson, VP Sales and Marketing, (702) 697-0377

Andrew Barwicki, Investor Relations, (516) 662-9461

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC Filing. Power Efficiency assumes no obligation to update the information in this release.